2005 Sheppard Avenue East, Suite 300
Toronto, Ontario
M2J 5B4, Canada
Phone	416-496-1234
Fax	416-496-0125
Email	info@mhc-ca.com
Web	www.mhc-ca.com

March 21, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 21, 2015, to be filed by Asia Properties, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ McGovern, Hurley, Cunningham, LLP
McGovern, Hurley, Cunningham, LLP
Toronto, Ontario, Canada

A member of UHY International, a network of independent accounting and consulting firms